CONSENT OF INDEPENDENT ACCOUNTANTS



      We hereby consent to the inclusion of our report dated February 22,1999 on the balance sheet of AEI Income & Growth Fund 23 Limited Liability Company as of December 31, 1998, and our report dated February 22, 1999 on the balance sheet of AEI Fund
Management  XXI, Inc. as of December 31, 1998 and 1997  in    the
post-effective Amendment #1 Form SB-2 Registration Statement of AEI Income & Growth Fund 23 Limited Liability Company dated on or about August 24, 1999 and to the reference to our Firm under the caption "Experts" in the Prospectus included therein.



                           /s/ BOULAY, HEUTMAKER, ZIBELL & CO. P.L.L.P.
                               Boulay, Heutmaker, Zibell & Co. P.L.L.P.


Minneapolis, Minnesota
August 24, 1999